Pro Forma Statements

On March 16, 2021, AeroCentury Corp. (the Company") sold its 100% membership interest in ACY E-175 LLC (the"LLC"), which owned three E-175 aircraft and was the obligee under certain debt to Norddeutsche Landesbank Girozentrale, New York Branch ("Nord"), and a party to an interest rate swap agreement with Norddeutsche Landesbank Girozentrale. The buyer assumed the notes payable to Nord and liability for the swap contract, and made a total cash payment of $13.1 million, of which $2.1 million was retained by the Company and $11 million was used to reduce other corporate notes payable. The buyer acquired $2.34 million cash from the LLC.

In connection with completion of the sale transaction, the Company has prepared the accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements ("Pro Forma Statements"), which are based on the Company's historical financial information as of and for the nine months ended September 30, 2020, and the year ended December 31, 2019. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2020, has been prepared with the assumption that the sale transaction occurred on January 1, 2020, and the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2019, has been prepared with the assumption that the sale occurred on January 1, 2019. The Unaudited Pro Forma Condensed Consolidated Balance Sheet for September 30, 2020, has been prepared as if the sale transaction occurred on the balance sheet date. The Company does not expect this transaction to qualify for discontinued operations presentation.

The Pro Forma Statements do not necessarily reflect what the Company's financial condition or results of operations would have been had the sale transaction occurred on the dates indicated or which may result in the future. The actual financial position and results of operations may differ significantly from the pro forma. The Pro Forma Statements have been prepared by the Company based on assumptions deemed appropriate by management. An explanation of certain assumptions is set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2020

	Historical	Adjustment	Notes	Pro Forma
Revenues and other income	$12,659,000	$(2,700,000)	(a)	$9,959,000
Expenses	43,827,400	(1,776,500)	(a)	42,050,900
Loss before income taxes	(31,168,400)	(923,500)		(32,091,900)
Income tax benefit	3,391,200	100,479	(a)	3,491,679
Net loss	$(27,777,200)	$(823,021)		$(28,600,221)

Income/(loss) per share, basic and diluted	$(17.97)	$(0.53)		$(18.50)

Weighted number of shares, basic and diluted	1,545,884	1,545,884		1,545,884

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2019

	Historical	Adjustment	Notes	Pro Forma
Revenues and other income	$43,599,100	$(3,600,000)	(a)	$39,999,100
Expenses	64,765,400	(2,649,689)	(a)	62,115,711
Loss before income taxes	(21,166,300)	(950,311)		(22,116,611)
Income tax benefit	4,507,800	202,388	(a)	4,710,188
Net loss	$(16,658,500)	$(747,923)		$(17,406,423)

Income/(loss) per share, basic and diluted	$(10.78)	$(0.48)		$(11.26)

Weighted number of shares, basic and diluted	1,545,884	1,545,884		1,545,884

Unaudited Pro Forma Condensed Consolidated Balance Sheet
At September 30, 2020

Cash and cash equivalents	$4,863,800	$(582,000)	(b)	$4,281,800
Restricted cash	50,000	-		50,000
Aircraft net of accumulated depreciation
& impairment	96,052,100	(27,606,700)	(c)	68,445,400
Other assets	18,869,500	-		18,869,500
Deferred tax	1,185,300	-	(d)	1,185,300
Total Assets	$121,020,700	$(28,188,700)		$92,832,000

Accounts payable and other labilities	$12,201,200	$-		$12,201,200
Notes payable incl. accrued interest net of
unamortized discount costs	111,575,400	(24,051,500)	(e)	87,523,900
Derivative liability	874,700	(858,100)	(f)	16,600
Deferred taxes	0	0		0
Total liabilities	124,651,300	(24,909,600)		99,741,700

Common stock and paid in capital	16,784,600	0		16,784,600
Accumulated deficit	(16,895,100)	(3,279,100)	(g)	(20,174,200)
Accumulated other comprehensive income	(482,800)	0		(482,800)
Treasury stock at cost	(3,037,300)	0		(3,037,300)
Stockholders' deficit	(3,630,600)	(3,279,100)		(6,909,700)

Total liabilities and stockholders' equity	$121,020,700	$(28,188,700)		$92,832,000

These adjustments relate to:

(a) elimination of revenues and expenses related to the assets sold.
(b) elimination of cash balance transferred in the sale transaction, seller cash contributed, and cash retained from the sale.

Cash balance transferred	$(336,000)
Seller cash contributed	(2,346,000)
Cash retained from sale	2,100,000
$(582,000)

(c) elimination of assets sold in the sales transaction.
(d) deferred taxes related to assets sold, net of valuation allowance ($0).
(e) elimination of notes payable assumed by buyer and use of sale proceeds to reduce non-LLC notes payable of the Company.

Gross sales price	$26,500,000
Notes payable assumed by buyer	(13,388,255)
Cash retained	(2,100,000)
cash used to paydown notes payable	$ 11,011,745

Paydown of notes payable	$ (11,011,745)
Reduction in apportioned discount on corporate debt	348,500
Notes payable assumed by buyer	(13,388,255)
total debt reduction	$ (24,051,500)

(f) elimination of derivative liability assumed by purchaser.
(g) equity adjustment related to effect of above adjustments.

Cash retained		$2,100,000
Cash used to paydown notes payable		11,011,745
Cash proceeds received		$13,111,745	(w)

Elimination of cash balance		$336,000
Seller cash contributed		2,346,000
Elimination of assets sold		27,606,700
Notes payable assumed by buyer		(13,388,255)
Elimination of derivative liability		(858,100)
net assets sold		$16,042,345	(x)

Net (loss) on sale	(w) - (x)	$(2,930,600)	(y)

Net book value of notes payable		$10,663,245
Cash used to paydown notes payable		11,011,745
Reduction in apportioned discount on notes payable		(348,500)	(z)

Impact on retained earnings	(y) + (z)	$(3,279,100)